EXHIBIT 10.57


To: Holders of Promissory Notes issued by WTC Industries, Inc. scheduled to mature May 31, 1999

Re:      Amendment of Promissory Note

         This Memorandum concerns the Promissory Note issued by WTC Industries, Inc. ("WTC") to you which is now scheduled to mature on May 31, 1999 (the "Note"). We request that you agree to amend the Note which you hold by initialing one of the two following Alternatives:

ALTERNATIVE ONE __________:

         a. The maturity date for payment of all principal and any unpaid interest on the Note is extended from May 31, 1999 to May 31, 2002.

         b. Effective June 1, 1999, the interest rate on the unpaid principal shall be five and eighteen one-hundredths percent (5.18%) until all principal has been repaid. Interest shall continue to be due and payable quarterly on the 20th day of each January, April, July and October.

         c. Each interest payment will be accompanied by a prepayment of a portion of the outstanding principal sufficient to increase the quarterly payment to the amount which would have been paid on that date had the interest rate remained nine and three-quarters percent (9-3/4%).

ALTERNATIVE TWO __________:

         a. The maturity date for payment of all principal and any unpaid interest on the Note is extended from May 31, 1999 to May 31, 2002.

         b. Effective June 1, 1999, the interest rate on the unpaid principal shall be one percent (1%) for the twelve month period ending May 31, 2000, and thereafter five and eighteen one-hundredths percent (5.18%) until all principal has been repaid. Interest shall continue to be due and payable quarterly on the 20th day of each January, April, July and October.

         c. Each interest payment will be accompanied by a prepayment of a portion of the outstanding principal sufficient to increase the total quarterly payment to the amount which would have been paid on that date had the interest rate on the Note remained nine and three-quarters percent (9-3/4%).

         d. WTC will issue to each Note holder selecting Alternative Two a four year warrant to purchase 5,000 shares of WTC common stock at an exercise price of $1.00 per share. The warrant would allow purchase of 5,000 shares for each $100,000 in principal of note. Issuance of the warrant and shares purchased under it will not have been registered under federal or state securities laws, and each Note holder selecting Alternative Two must sign a Subscription Agreement, which among other things would confirm that the Note holder is an accredited investor who is obtaining the warrant for investment and not for resale.

Please select and initial one of the alternatives above, sign below to indicate your agreement that the Note which you hold is amended accordingly, and return the signed original to us at WTC Industries, Inc., Attention: Greg Jensen, 150 Marie Avenue East, West St. Paul, Minnesota 55118-4002. Please send it to arrive on or before prior to April 9, 1999. A copy will be promptly signed on behalf of WTC and returned to you. We appreciate very much your assistance.

WTC INDUSTRIES, INC.                                        NOTE HOLDER:


By
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   Robert C. Klas, Sr., CEO                 (Note holder signature)

Date: April 13, 1999
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                                            (print name of Note holder)